UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Universal Stainless & Alloy Products, Inc.

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Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

April 10, 2024

Dear Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 9:00 a.m., local time, on May 8, 2024, at the Hyatt Hotel, Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Annual Meeting. Please review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Annual Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,

Christopher M. Zimmer

President and Chief Executive Officer

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2024

The Annual Meeting of Stockholders will be held at 9:00 a.m., local time, on May 8, 2024, at the Hyatt Hotel, Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

Only holders of the Company’s common stock at the close of business on March 15, 2024 will be entitled to vote at the Annual Meeting. A list of persons who were stockholders as of that date and time will be available for examination by any stockholder for any purpose germane to the Annual Meeting for a period of ten days ending on the day prior to the Annual Meeting during ordinary business hours, at the Company’s executive offices located at 600 Mayer Street, Bridgeville, PA 15017. Stockholders as of the record date may vote in person or by proxy. At the Annual Meeting we will:

1.    Elect a Board of Directors;

2.    Vote on an advisory, non-binding resolution to approve the compensation for the Company’s named executive officers;

3.    Vote to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2024; and

4.    Attend to any other business properly presented at the Annual Meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each of the director nominees described in this Proxy Statement, “FOR” the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers, and “FOR” the ratification of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2024.

This booklet includes the Universal Stainless & Alloy Products, Inc. Proxy Statement. Enclosed with this booklet are a proxy card and a return envelope that requires no postage if mailed within the United States. A copy of the Universal Stainless & Alloy Products, Inc. 2023 Annual Report on Form 10-K is also enclosed.

By Order of the Board of Directors,

John J. Arminas

Vice President, General Counsel and Secretary

April 10, 2024

Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2024.

This Proxy Statement, the 2024 President’s Letter and the 2023 Annual Report of Universal Stainless & Alloy Products, Inc. are available to review at: http://www.proxydocs.com/USAP.

April 10, 2024

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

600 MAYER STREET

BRIDGEVILLE, PENNSYLVANIA 15017

PROXY STATEMENT

For 2024 Annual Meeting of Stockholders

BACKGROUND

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal Stainless” or the “Company”), of proxies to be voted at this Annual Meeting of Stockholders. This Proxy Statement and form of proxy are first being sent or given to the stockholders on or about April 10, 2024. The cost of solicitation of proxies will be borne by Universal Stainless, including expenses incurred in connection with the preparation and mailing of this Proxy Statement. The solicitation will be by mail and may also be made personally and by telephone by directors, officers and employees of Universal Stainless, without any compensation, other than their regular compensation as directors, officers or employees. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company’s common stock, and Universal Stainless will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING PROCEDURES

Who May Vote

Universal Stainless common stockholders of record at the close of business on March 15, 2024, are entitled to vote at the Annual Meeting. Stockholders have one vote per share on each matter being voted on.

Voting Methods

Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card but do not mark any voting selections, your shares represented by your proxy card will be voted as recommended by the Board of Directors.

If you hold your shares in a broker, bank or other nominee account, you are a “beneficial owner” of Universal Stainless common stock. In order to vote your shares, you must give voting instructions to the “nominee holder” of your shares. Universal Stainless asks the nominee holders to obtain voting instructions from the beneficial owners of shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will be voted as instructed by the nominee holder.

Finally, you may vote in person if you attend the Annual Meeting. You may obtain directions to attend the Annual Meeting and vote in person by contacting the Corporate Secretary at (412) 220-3774.

If you intend on attending the Annual Meeting, you will need to bring a photo I.D. and proof of being a stockholder as of March 15, 2024. If you are a stockholder of record, your name will appear on a stockholder list that we will have at the Annual Meeting. If you are a beneficial owner, you will need to have your broker provide you with a letter of confirmation that you held Universal Stainless common stock on March 15, 2024.

We urge you to return the proxy card promptly. Unless the applicable stockholder specifies otherwise, shares covered by a signed and dated proxy card that is returned and not subsequently revoked will be voted “FOR” each of the director nominees described in this Proxy Statement, “FOR” the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers, and “FOR” the ratification of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2024.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	notifying the Secretary of Universal Stainless in writing that you have revoked your proxy;

●	sending a revised proxy dated later than the earlier proxy to the Company; or

●	voting in person at the Annual Meeting.

Quorum and Voting Information

A quorum is required to conduct business at the Annual Meeting. As of the record date, 9,179,176 shares of Universal Stainless common stock were issued and outstanding. A majority of the voting power of the issued and outstanding common stock, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting or withhold votes from director nominees, you will be considered part of the quorum. Broker non-votes also count as shares present for purposes of determining whether a quorum is present. Abstentions are tabulated with respect to each proposal (other than with regard to the election of directors).

Abstentions are not considered to be votes cast and thus will not have any effect on the outcome of any proposal to be considered at the Annual Meeting. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal in its discretion in the absence of voting instructions. The ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2024 is considered a routine matter with respect to which brokers will have the authority to vote in the absence of voting instructions. Brokers will not have the authority in the absence of voting instructions to vote in the election of directors or with respect to the approval of the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved and are not expected to have any effect on the outcome of any proposal to be considered at the Annual Meeting. The affirmative vote of a plurality of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon is required for the election of directors. With regard to the election of directors, votes may be cast in favor of nominees or withheld. Broker non-votes will not have any effect with regard to the election of directors.

Each of (i) the approval of the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers; and (ii) the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2024 require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will not have any effect with respect to these proposals.

Confidential Voting Policy

Universal Stainless maintains a policy of keeping stockholder votes confidential. Overall voting results for the matters considered at the Annual Meeting will be disclosed publicly in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

PROPOSALS YOU MAY VOTE ON

1.    Election of Directors

There are six nominees for election this year. Detailed information on each nominee is provided under the heading “Nominees for Election as Directors.” All directors are elected annually and serve a one-year term, until the next Annual Meeting and until their successors are duly elected and qualified. If any candidate is unable to stand for election at this Annual Meeting, the Board may reduce its size or designate a substitute. If a substitute is designated, shares represented by validly submitted and unrevoked proxies that would have been voted for the original candidate will be voted for the substituted candidate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEE DIRECTORS.

2.    Approval of the Compensation for the Named Executive Officers in an Advisory, Non-Binding Vote

Our stockholders are asked to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material. Our Board of Directors has adopted a policy to hold an annual advisory (non-binding) stockholder vote to approve the compensation of our named executive officers until the next stockholder advisory vote on the frequency of such advisory votes. We most recently held such a frequency vote in 2023 and we are required to hold such frequency votes at least every six years.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to provide compensation levels to attract and retain exceptional managerial talent for the present and future and to offer incentive-based programs (i) in order to challenge managers to support the corporate business goals from within their area of authority and (ii) in the interests of Company stockholders. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2023 compensation of our named executive officers.

Highlights of our executive compensation programs include the following:

●	the Compensation Committee’s intention is for a substantial portion of the named executive officers’ compensation to be at risk;

●	the balance between annual and longer-term compensation achieves consistency in goal setting that considers both short term results and building a platform for future profitable growth;

●	incentive compensation is based on measurable and objective financial and business metrics;

●	award opportunities under the incentive programs are contingent on meeting performance targets that, in the view of the Compensation Committee, are significant challenges to management; and

●

the Company has stock ownership guidelines for its named executive officers, which call for a certain level of stock ownership, and are designed to further link their interests to increased stockholder value.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goal of offering total compensation consisting of base salary and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in that Proxy Statement.”

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

3.    Ratification of the Appointment of EisnerAmper LLP as the Company’s Independent Registered Public Accounting Firm for 2024.

The Audit Committee has appointed EisnerAmper LLP (“EA”) as our independent registered public accounting firm for 2024. The Board has directed that the appointment of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. EA was engaged on December 14, 2023, to serve as our independent registered public accountants.

Stockholder ratification of the selection of EA as Universal Stainless’ independent registered public accounting firm is not required by Universal Stainless’ By-laws or otherwise. However, the Board of Directors is submitting the appointment of EA to the stockholders for ratification as a matter of what it considers to be best practices in corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will retain discretion as to whether or not to retain EA. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Universal Stainless and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

NOMINEES FOR ELECTION AS DIRECTORS

Dennis M. Oates, 71, has been a Director of Universal Stainless since 2007. In 2010, Mr. Oates was elected to the additional role of Chairman of the Board of Directors. Mr. Oates also served as President and Chief Executive Officer of the Company from 2008 until October 2023. From November 2023 through January 2024, Mr. Oates served as Executive Chairman/Director of the Company. Mr. Oates also served as Senior Vice President of the Specialty Alloys Operations of Carpenter Technology Corporation, a manufacturer, fabricator and distributor of specialty metals and engineered products, from 2003 to 2007. Prior to joining Carpenter in 2003, Mr. Oates served for five years as President and Chief Executive Officer of TW Metals, a distributor of metal products. Previously, he held the post of President and Chief Operating Officer for Connell Limited Partnership, a metals recycling and metal fabrication company. Mr. Oates began his career at Lukens Steel Company, a subsidiary of Lukens Inc., where he ultimately became President and Chief Operating Officer. Mr. Oates has served as the Chairman of the Specialty Steel Institute of North America since 2016.

The Board believes that Mr. Oates’s qualifications include among other things: extensive knowledge of the specialty steel industry and aerospace markets, significant leadership experience and a detailed understanding of the Company’s operations.

Christopher L. Ayers, 57, has been a Director of Universal Stainless since 2009 and the Lead Director of the Company since 2023. Mr. Ayers has served as the Chief Executive Officer and Chair of the Board of Arconic Corporation, a leading provider of aluminum sheet, plate, extrusions and architectural products, since September 2023 and has served as a member of the Board of Directors of Arconic since 2017. Mr. Ayers also served as the President and Chief Executive Officer of WireCo WorldGroup, Inc., a leading producer of specialty steel wire ropes and high performance synthetic ropes, from 2013 to 2017. Prior to that, Mr. Ayers served as an Executive Vice President of Alcoa Inc. and President of its Global Primary Products Business from 2010 to 2013. Prior to becoming President of that business, Mr. Ayers served as its Chief Operating Officer from 2010 to 2011. Mr. Ayers also served as the Chief Operating Officer of Alcoa Cast, Forged and Extruded Products from February 2010 to August 2010. From 1999 through 2008, Mr. Ayers served in various management roles at Precision Castparts Corp., a manufacturer of metal components and products, including as Executive Vice President from 2006 to 2008, President—PCC Forgings Division from 2006 to 2008, President—Wyman Gordon Forgings from 2004 to 2006 and Vice President/General Manager from 2003 to 2004.

The Board believes that Mr. Ayers’ qualifications include among other things: extensive knowledge of the specialty steel industry and a detailed understanding of the Company’s operations.

Judith L. Bacchus, 62, has been a Director of Universal Stainless since 2018. Ms. Bacchus has been the Vice President and Chief Administrative Officer of Kennametal Inc., a global leader in the development and application of tungsten carbides, ceramics, super-hard materials and solutions used in metal cutting and mission-critical wear applications, since May 2019. Ms. Bacchus served as the Vice President and Chief Human Resources and Corporate Relations Officer of Kennametal Inc. from 2015 to 2019. Ms. Bacchus also served as Vice President of Human Resources Field Services at Kennametal from 2009 until 2011. She joined Kennametal in 2006 as Manager, Global Talent Acquisition. Prior to joining Kennametal, she served as Human Resources Director for Marconi Communications, the telecommunications arm of U.K.-based General Electric Corporation (GEC), which was acquired by Ericsson in 2005.

The Board believes that Ms. Bacchus’ qualifications include among other things: extensive knowledge of employee relations, compensation, talent, culture, diversity equity & inclusion (DEI) as well as a detailed understanding of the Company’s organizational structure.

M. David Kornblatt, 64, has been a Director of Universal Stainless since 2008. From 2014 until his retirement in 2016, Mr. Kornblatt served as Director of Corporate Development of Triumph Group, Inc., a manufacturer of aircraft components and accessories. Prior to that, from 2009 to 2014, Mr. Kornblatt was Executive Vice President, Chief Financial Officer and Treasurer of Triumph, and from 2007 to 2009, Mr. Kornblatt was Senior Vice President and Chief Financial Officer of Triumph. Prior to joining Triumph, Mr. Kornblatt held the post of Senior Vice President and Chief Financial Officer of Carpenter Technology Corporation, a manufacturer, fabricator and distributor of specialty metals and engineered products, which he joined in 2006. From 2002 until its acquisition by Johnson Controls, Inc. in 2005, Mr. Kornblatt was with York International Corporation, a supplier of heating, ventilation, air conditioning and refrigeration products, serving as Vice President of Finance for York Americas and then as Vice President and Chief Financial Officer. Mr. Kornblatt has served as a member of the Board of Directors of Redwire Corporation since June 2022 in addition to serving as a board member of numerous private companies owned by private equity firms.

The Board believes that Mr. Kornblatt’s qualifications include among other things: extensive knowledge of the aerospace markets and a detailed understanding of the financial and accounting aspects of the Company’s business.

Udi Toledano, 73, has been a Director of Universal Stainless since its founding in 1994. Mr. Toledano served as Lead Director of the Company from 2010 to 2023. He is the Co-Founder and Managing Partner of Good Springs Capital, a middle market private equity fund. From 2013 until 2023, Mr. Toledano was the Chairman of Alleghany Capital Corporation, a subsidiary of Alleghany Corporation (now part of Berkshire Hathaway) that oversees its private capital investments and acquisitions. Alleghany Corporation is an owner and operator of businesses with a core position in property and casualty reinsurance and insurance. Mr. Toledano managed UTA Capital LLC, a special situation investment fund, from 2010 until 2013 and was the President of AAT Capital, Inc., a private investment company, from 2008 to 2016. From 2000 until 2009, Mr. Toledano co-managed Millennium 3 Opportunity Fund, a venture capital fund. Mr. Toledano has served on boards of both public and private companies in various fields, including manufacturing, technology, software, real estate, consumer, business services and healthcare.

The Board believes that Mr. Toledano’s qualifications include among other things: experience in managing matters relevant to public companies at the board level and a detailed understanding of the financial and accounting aspects of the Company’s business.

Christopher M. Zimmer, 50, became President & Chief Executive Officer of Universal Stainless in November 2023. Mr. Zimmer previously served as Chief Operating Officer from April 2023 to October 2023, and was responsible for manufacturing, technology, and quality organizations as well as sales, marketing and supply chain management and development, and served as Executive Vice President and Chief Commercial Officer from 2014 until April 2023. Mr. Zimmer was Vice President of Sales and Marketing from 2008 to 2014. Mr. Zimmer previously served as Vice President of Sales and Marketing for Schmoltz+Bickenbach USA from 1995 to 2008. He held positions of increasing responsibility including inside sales, Commercial Manager—stainless bar, General Manager—nickel alloy products, and National Sales Manager.

The Board believes that Mr. Zimmer’s qualifications include among other things: extensive knowledge of the specialty steel industry and its customer base and products as well as aerospace markets. Mr. Zimmer likewise has significant leadership experience and a detailed understanding of the Company’s operations.

Board Diversity Matrix

The information provided below is based on the voluntary self-identification of each member of our Board of Directors as of the Record Date.

Board Diversity Matrix for Universal Stainless & Alloy Products, Inc. as of March 15, 2024
Total Number of Directors	5

Part I: Gender Identity	Female	Male
Directors	1	5

Part II: Demographic Background	Female	Male
White	1	5

THE BOARD OF DIRECTORS

The Board of Directors of Universal Stainless held five meetings during 2023. During 2023, the Audit Committee held four meetings; the Compensation Committee held four meetings and the Nominating and Governance Committee held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and each Committee of which they were a member. The Company expects that its directors will attend annual stockholders meetings, and all directors then in office attended our annual meeting of stockholders last year.

The Board of Directors affirmatively has determined that Messrs. Ayers, Kornblatt and Toledano and Ms. Bacchus have no relationship with the Company other than as disclosed in this Proxy Statement and are independent under applicable Nasdaq rules.

As part of regular meetings, the Board of Directors oversees the executive officers’ management of risks relevant to the Company. While the full Board of Directors has overall responsibility for risk oversight, the Board of Directors has delegated responsibility related to certain risks to the Audit Committee and the Compensation Committee. The Audit Committee is responsible for overseeing management of risks related to the Company’s financial statements and financial reporting process, the qualifications, independence and performance of the Company’s independent accountants and the performance of the Company’s internal audit function. The Compensation Committee is responsible for overseeing management of risks related to compensation of the Company’s executive officers and the Company’s equity-based and certain other compensation plans. The full Board of Directors regularly reviews reports from management on various aspects of the Company’s business, including related risks, tactics and strategies for addressing them.

Board Leadership Structure

The Board of Directors believes that having Mr. Oates serve as the Company’s Chairman is in the best interests of the Company and its stockholders and that Mr. Oates, the Company’s former Chief Executive Officer, is the individual best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that this structure provides for clear leadership responsibility and accountability, while still providing for effective corporate governance and oversight by a Board of Directors with an independent Lead Director.

Mr. Ayers serves as the Board’s Lead Director. Mr. Ayers’ responsibilities as Lead Director include the following:

●	preside at all meetings of the Board of Directors at which the Chairman is not present, including meetings of independent directors held in executive session;

●	have the authority to call meetings of the independent directors when deemed appropriate;

●	serve as a liaison between the Chairman and the independent directors;

●	consult with the Chairman on agendas and schedules for Board and committee meetings; and

●	facilitate communication between the Board of Directors and the Company’s senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent committee chairs, and each director may request inclusion of specific items on the agendas for Board and committee meetings.

Considering all of the above, the Board of Directors believes a separation of the Chairman and Chief Executive Officer functions is the best Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Committees of the Board of Directors

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board of Directors has determined that each member of each of these committees meets the independence standards under applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for each of the standing committees. A current copy of the charter for each of these committees is available on the Company’s website at www.univstainless.com.

The Audit Committee currently consists of Mr. Kornblatt as Chair and Mr. Ayers, Ms. Bacchus and Mr. Toledano. The Audit Committee reviews the scope and timing of services of Universal Stainless’ independent registered public accountants. The Audit Committee reports on Universal Stainless’ financial statements following completion of the independent registered public accountants’ audit, and Universal Stainless’ policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee appoints the independent registered public accountants for the ensuing year, and the Chairman of the Audit Committee conducts reviews of financial reports with management of the Company and the Company’s independent registered public accountants. The Audit Committee has the opportunity to meet in executive session with the Company’s independent registered public accountants at each regularly scheduled Audit Committee meeting. The Board of Directors also has delegated to the Audit Committee responsibility for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable regulations of the SEC, as those regulations may be amended or modified from time to time. While the Audit Committee has no written policies for the review and approval of related party transactions, the Audit Committee will analyze any proposed related party transactions against reasonable business practices.

The Compensation Committee currently consists of Ms. Bacchus as Chair, and Mr. Ayers, Mr. Kornblatt and Mr. Toledano. The Compensation Committee reviews and authorizes the compensation and benefits of all officers of Universal Stainless, reviews general policy matters relating to compensation and benefits of employees of Universal Stainless and administers the Company’s equity compensation plans.

The Nominating and Governance Committee currently consists of Mr. Toledano as Chair and Mr. Ayers, Ms. Bacchus and Mr. Kornblatt. The Nominating and Governance Committee recommends candidates to be nominated by the Board of Directors for election by the stockholders to serve on the Board of Directors and creates and maintains the overall corporate governance policies for the Company.

The Nominating and Governance Committee will consider candidates proposed by the stockholders of the Company, taking into consideration the needs of the Board of Directors and the candidate’s qualifications. While we do not have a formal diversity policy, in order to find the most valuable talent available to meet these criteria, the Board of Directors generally considers candidates’ diversity in geographic origin, background and professional experience. Our goal is to include board members with the skills and characteristics that, taken together, will facilitate a strong and effective Board of Directors. The Nominating and Governance Committee considers the particular experience, attributes, reputation and qualifications of directors standing for re-election and potential nominees for election, as well as the needs of our Board of Directors as a whole and its individual committees. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a stockholder.

To have a candidate considered by the Nominating and Governance Committee and the Board of Directors, a stockholder must submit the recommendation in writing to the Company’s Secretary at the address given on the first page of this Proxy Statement and must fully comply with Section 15 of Article III of the Company’s Third Amended and Restated Bylaws, including by providing all of the information described in that section.

Advance written notice of a proposed nomination by a stockholder must be received by the Company’s Secretary by certified mail at the principal executive offices of the Company no later than (i) with respect to an election of directors to be held at an annual meeting of stockholders, 90 days prior to the anniversary of the previous year’s annual meeting of stockholders, or (ii) with respect to an election of directors to be held at a special meeting of stockholders or at an annual meeting that is held more than 70 days prior to the anniversary of the previous year’s annual meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to the stockholders.

Director Compensation

Our non-employee director compensation program is designed to attract, retain and reward qualified non-employee directors and align the financial interests of non-employee directors with those of our stockholders. Pursuant to this program, each member of the Board of Directors who is not our employee received the cash and equity compensation for fiscal 2023 Board of Director service described below. We believe that the fiscal 2023 compensation program for our non-employee directors attracted, retained and rewarded qualified non-employee directors, consistent with market practices and the demands placed on the Board of Directors.

Members of the Board of Directors of Universal Stainless who are employed by Universal Stainless presently receive no additional remuneration for acting as directors. Universal Stainless currently compensates its non-employee directors at the rate of $30,000 per year, plus $3,750 for each regular quarterly meeting of the Board of Directors attended. In addition, Universal Stainless reimburses directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and committee meetings. Each non-employee director is further entitled to compensation of $750 for attending each Board of Directors and committee meeting held in addition to the regularly scheduled quarterly meetings as referenced herein, up to a maximum calendar year payment of $10,000 for compensation relating to non-regularly scheduled meetings.

The members of the Board of Directors of Universal Stainless who also serve as members of the Audit Committee, Compensation Committee or Nominating and Governance Committee receive $1,000 for each regularly scheduled Audit Committee, Compensation Committee or Nominating and Governance Committee meeting attended. Two regularly scheduled Audit Committee meetings typically are held in the first quarter of the year, and one meeting typically is held in each of the remaining quarters of the year. Four regularly scheduled Compensation Committee meetings and Nominating and Governance Committee meetings ordinarily are held during the year.

Certain members of the Board of Directors of Universal Stainless are also eligible for a grant of stock awards under the Universal Stainless & Alloy Products, Inc. Amended and Restated 2017 Equity Incentive Plan. “Eligible Directors” are directors who are not employees of Universal Stainless and do not own in excess of 5% of the Company’s outstanding common stock. Eligible Directors are granted Restricted Stock Units (RSUs) on May 31 of each year in an amount intended to have a value that is equivalent to the accounting value of 10,000 options at that time plus RSUs in amount equal to $40,000 using the May 30 closing price. RSUs granted to Eligible Directors vest in three equal annual installments beginning on the first anniversary of the grant date. All of the current directors who are not employees of Universal Stainless are Eligible Directors.

If an Eligible Director ceases to serve as a director of the Company or its subsidiaries due to the Company’s mandatory retirement policy for directors (as described below under “Mandatory Retirement Policy”), the options or RSUs that were previously granted to that Eligible Director will continue to vest as specified in the grant and, with respect to options, may be exercised by the Eligible Director after the date such Eligible Director ceases to be a director of the Company or its subsidiaries and until the expiration date with regard to options. If an Eligible Director ceases to serve as a director of the Company or its subsidiaries and has reached 65 years of age or alternatively is at least 55 years of age and has had ten years of service with the Company as a Director or as an employee, the options or RSUs that were granted to that Eligible Director will continue to vest as specified in the grant and, with respect to options, may be exercised by the Eligible Director after the date such Eligible Director ceases to be a director of the Company or its subsidiaries and until the expiration date of the options. If an Eligible Director dies while a director of Universal Stainless, the options or RSUs that have been previously granted to that director and that are vested as of the date of his or her death may be exercised by the administrator of the director’s estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. Except as described above, unvested options or RSUs will forfeit on the date an Eligible Director ceases to serve as a director of Universal Stainless. In no event, however, may any option be exercised after the expiration date of such option.

2023 Non-employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Christopher L. Ayers	57,306	79,707	137,013
Judith L. Bacchus	57,004	79,741	136,745
M. David Kornblatt	57,306	79,707	137,013
Udi Toledano	57,306	79,707	137,013

(1)	In 2023, Messrs. Ayers, Kornblatt and Toledano each received 500 and Ms. Bacchus received vested 536 shares of the Company’s common stock in lieu of a portion of their annual fees.

(2)

Amounts in this column reflect (a) the incremental value of the shares of the Company’s common stock received by each non-employee director in lieu of their annual fees for 2023 and (b) the full grant date fair values of RSUs granted during the fiscal year, determined in accordance with Financial Accounting Standards Board ASC Topic 718.

(3)

Compensation—Stock Compensation. The assumptions made in calculating the grant date fair values of the RSUs are set forth in Note 12 to the Company’s audited financial statements for the year ended December 31, 2023. As of December 31, 2023, Messrs. Ayers, Kornblatt, Toledano and Ms. Bacchus each had 12,614 unvested RSUs and 2,497 unvested stock options.

Stock Ownership Guidelines

Non-employee directors are expected to have direct ownership of at least 10,000 shares of the Company’s common stock prior to five years from the date of their initial election to the Board of Directors. Subject to limited exceptions, until a director reaches the applicable ownership amount, the director may not sell shares of the Company’s common stock without obtaining prior approval of the Board of Directors. The Board of Directors has determined that each director has achieved the applicable ownership amount to be in compliance with the guidelines.

Mandatory Retirement Policy

The Board of Directors has adopted a mandatory retirement policy with respect to the Company’s directors. Under the policy, directors who attain the age of 75 prior to an annual meeting of the Company’s stockholders are not eligible to be nominated for re-election to the Company’s Board of Directors at that annual meeting.

Stockholder Communications with Directors

The Board of Directors has approved a process for stockholders to communicate with its members. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board of Directors as a whole, to a particular director, to the non-employee directors as a group or any other group of directors or committee of the Board, in care of the Corporate Secretary of Universal Stainless & Alloy Products, Inc. at the address given on the first page of this Proxy Statement. Unless the communication is primarily commercial in nature or pertains to a topic that is irrelevant or improper for director consideration, the Secretary will forward the communication to the director or directors to whom it is addressed. Any communication involving solely a request for information about the Company, such as an inquiry about stock-related matters, may be handled directly by the Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of common stock of Universal Stainless, as of March 15, 2024, except as noted below, by (i) each stockholder known to Universal Stainless to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of Universal Stainless, (iii) each of the named executive officers of Universal Stainless and (iv) all directors and executive officers of Universal Stainless as a group. As of March 15, 2024, there were 9,179,176 shares of the Company’s common stock issued and outstanding. In each case, except as otherwise indicated in the footnotes to the table, the number of shares shown in the second column are owned directly by the entities, individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations. Inclusion in the table of shares not owned directly by a director or executive officer does not constitute an admission that such shares are beneficially owned by the director or executive officer for any other purpose.

	BENEFICIAL OWNERSHIP(1)
Name	Number of Shares	Percent of Total
Minerva Advisors, LLC(2)	776,045	8.5%
Aegis Financial Corporation and Scott L. Barbee(3)	460,575	5.0%
Christopher L. Ayers(4)(5)	86,009	*
Dennis M. Oates(5)(6)	253,940	2.7%
Judith L. Bacchus(4)(5)	29,376	*
M. David Kornblatt(4)(5)	88,009	*
Udi Toledano(4)(5)(7)	131,835	1.4%
Christopher M. Zimmer(4)(6)	159,624	1.7%
Graham McIntosh(4)(6)	83,823	*
Steven V. DiTommaso(4)(6)	16,052	*
Wendel L. Crosby(4)(6)	78,846	*
John J. Arminas(4)(6)	23,066	*
All Executive Officers and Directors as a Group (ten persons)(8)	950,580	9.9%

*	Less than 1%.

(1)	For purposes of this table, “beneficial ownership” is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)

Address is: 50 Monument Road Suite 201 Bala Cynwyd, PA 19004. The information provided is based solely on a Schedule 13G/A filed by Minerva Advisors, LLC on February 9, 2024. Each of Minerva Advisors, LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen are reported therein as having sole voting power and sole dispositive power over 584,923 shares, and each of Minerva Advisors, LLC and David P. Cohen are reported therein as having shared voting power and shared dispositive power over 191,122 shares.

(3)

Address is: 6862 Elm Street, Suite 830, McLean, Virginia 22101. The information provided is based solely on a Schedule 13G filed by Aegis Financial Corporation and Scott L. Barbee on February 8, 2024. Aegis Financial Corporation is reported therein as having shared voting power and shared dispositive power over 460,575 shares.

(4)	Address is: c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, PA 15017.

(5)

Includes options to purchase 53,753 shares of common stock for Messrs. Ayers, Kornblatt and Toledano, options to purchase 16,253 shares of common stock for Ms. Bacchus, and options to purchase 90,950 shares of common stock for Mr. Oates, all of which have vested or will vest within 60 days of March 15, 2024.

(6)

Includes options to purchase 40,875, 36,875, 4,000, 32,500 and 14,875 of common stock for Messrs. Zimmer, McIntosh, DiTommaso, Crosby and Arminas, respectively, which have vested or will vest within 60 days of the date of March 15, 2024.

(7)	Includes 17,000 shares of common stock of Universal Stainless owned by Mr. Toledano’s wife, with respect to which Mr. Toledano disclaims any beneficial ownership.

(8)

Includes options of all the directors and executive officers of the Company as of March 15, 2024 to purchase an aggregate of 397,587 shares of common stock which have vested or will vest within 60 days of the date of March 15, 2024.

COMPENSATION DISCUSSION AND ANALYSIS

CEO Transition and Named Executive Officers for Fiscal 2023

Dennis M. Oates concluded his service as the Company’s President and Chief Executive Officer on November 1, 2023. Mr. Oates remained as a member of the Company’s Board of Directors and, upon the conclusion of his employment as President and Chief Executive Officer, assumed the role of Executive Chairman/Director. Mr. Oates served as Executive Chairman/Director until February 1, 2024, when he transitioned to a position as a non-employee director and Chair of the Board of Directors. In his capacity as Executive Chairman/Director, Mr. Oates continued to receive the same salary and benefits that he received as President and Chief Executive Officer. Effective November 1, 2023, Christopher M. Zimmer became the Company’s President and Chief Executive Officer. Pursuant to an Offer Letter from the Company, Mr. Zimmer receives an initial annual base salary of $450,000.00 per year and is eligible for variable compensation targeted at 100% of his base salary. In addition, in recognition of his increased responsibilities, and to further align his interests with those of our stockholders and promote retention, Mr. Zimmer received a grant of 10,000 restricted stock units, eligible to vest on the fourth anniversary of grant.

Our named executive officers, or NEOs, for fiscal 2023 are:

●	Dennis M. Oates, Chairman and former President and Chief Executive Officer
●	Christopher M. Zimmer, Chairman, President and Chief Executive Officer
●	Steven V. DiTommaso, Vice President and Chief Financial Officer
●	Graham McIntosh, Executive Vice President of Technology, Chief Technology Officer
●	Wendel L. Crosby, Vice President of Manufacturing
●	John J. Arminas, Vice President, General Counsel & Secretary

Compensation Program Objective

The Company’s Compensation Committee is responsible for establishing and administering the Company’s policies governing the compensation of its executive officers, who are appointed by the Company’s Board of Directors. The Compensation Committee is composed entirely of independent directors. The primary objectives of the Company’s executive compensation program are to attract, motivate and retain the executive talent needed to achieve the Company’s business strategies and long-term plans and to create and sustain stockholder value in a competitive environment.

The Compensation Committee employs the following principles to provide an overall framework for the compensation of the Company’s executive officers:

●	reward strong performance;

●	motivate executive officers to perform at a higher level;

●	tie a meaningful portion of executives’ total compensation to the Company’s annual and long-term performance and the creation of stockholder value;

●	encourage executives to manage from the perspective of stockholders as a result of their equity stakes in the Company;

●	offer compensation opportunities that attract and motivate qualified talent; and

●	retain those with the leadership abilities and skills necessary for building long-term stockholder value.

Compensation Categories

The Compensation Committee considers all elements of compensation when determining total compensation and the individual components of total compensation. The Compensation Committee allocates total compensation between that being paid currently and long-term compensation, cash and non-cash compensation and equity and other forms of non-cash compensation. The Compensation Committee believes that each of these compensation categories provides incentives and rewards to address different elements of the compensation program’s objective, and when considered together serve to achieve the Company’s overall compensation objectives.

The Compensation Committee examines each of the compensation principles to determine the basis for allocating compensation to each different form of award. For example, the Compensation Committee examines the relationship of the award to the achievement of the Company’s long-term goals, management’s exposure to downside equity performance risk and the analysis of the cost to the Company versus expected benefit to the executive. As part of this analysis, the Compensation Committee believes that a meaningful portion of each executive’s compensation should be placed at-risk and linked to the accomplishment of results that are expected to lead to the creation of value for the Company’s stockholders from both the short-term and long-term perspectives.

The Compensation Committee recognizes that currently paid cash compensation provides the Company’s executives with short-term rewards for success in achieving individual and Company performance goals. Currently paid cash consideration includes base salary and annual cash incentive compensation. The Compensation Committee believes that providing executives with competitive currently paid cash consideration is a central element of attracting, retaining and motivating qualified executives.

The Compensation Committee believes that currently paid non-cash compensation in the form of limited and reasonable perquisites provides the Company’s executives with similar benefits as currently paid cash compensation. Items of currently paid non-cash compensation for certain named executive officers include a Company provided vehicle or car allowance, Company-sponsored health insurance and other non-cash benefits.

The Compensation Committee believes that long-term compensation is best provided by stock awards to management, which ties a meaningful portion of management’s compensation to the Company’s long-term performance and success. Equity compensation items such as stock options, restricted stock units (RSUs) and the Company’s employee stock purchase program are intended to align the executives’ compensation potential with the performance of the Company and the creation of value for our stockholders.

Evaluation of Stockholder “Say on Pay” Vote Results

When establishing or modifying the Company’s compensation programs and arrangements for 2023 and its ongoing compensation philosophies and practices, the Compensation Committee took into account the results of the stockholder advisory vote on named executive officer compensation, or “say on pay” vote, which occurred at our annual meeting in 2023. In that vote, approximately 96.45% of the votes cast approved our named executive officer compensation programs and policies. The Compensation Committee believes that the strong support from our stockholders for the say on pay vote is evidence that the Company’s stockholders overall believe that our pay-for-performance policies are working and that those policies are aligned with our stockholders’ interests.

Compensation Elements

Our executive compensation program consists primarily of the following elements:

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2023 base salaries of the executive officers other than the Chief Executive Officer, the Compensation Committee and our Chief Executive Officer considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the historical base salary of the individual, the terms of the individual’s employment agreement and the recommendations from the Chief Executive Officer. The Compensation Committee considered these same factors in establishing the base salary of the Chief Executive Officer, as well as additional factors such as the Chief Executive Officer’s industry experience and profile. In addition, the Compensation Committee considered competitive market practices with respect to these salaries based on the Compensation Committee members’ knowledge of the market and publicly-available data on certain competitor companies provided by management, although it did not set base salaries according to specific benchmarking standards.

The salaries of the executive officers are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities, and modified for merit, the general performance of the Company, the executive’s success in meeting or exceeding individual performance objectives and if significant corporate goals were achieved. If necessary, the Compensation Committee also reviews base salaries with market levels for the same positions in the companies of similar size to the Company. The terms of the employment agreements with the executive officers are also considered in the annual salary review process. In addition, the Compensation Committee also evaluates the performance of the Company and general market conditions. See the Summary of Compensation Table regarding disclosure of current and prior fiscal years base salary comparison.

Annual Incentive Compensation

The Compensation Committee utilizes a variable incentive compensation plan intended to align the compensation with the performance expectations of the Board of Directors to motivate and reward executive officers and senior management for the achievement of Company performance metrics. The performance metrics have been developed with consideration to the annual budget. The budget plan for a given fiscal year is developed at the business unit and corporate levels and is then reviewed and approved by our Board of Directors. Each of the executive officers and other members of senior management are eligible for variable incentive compensation expressed as a percentage of their individual base salary. Performance criteria under the Company’s variable incentive compensation plan then are adjusted to eliminate the effects of accounting changes, unplanned acquisitions and other unforeseen changes that have an effect on the performance measurements. The Company’s variable incentive compensation plan also has allowed the Chief Executive Officer to recommend, and the Compensation Committee to award, additional discretionary bonuses to employees, including executive officers, based on outstanding individual performance.

In order to align the incentive with the interests of the stockholders, the variable compensation plan established for 2023 was tied to metrics for Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) and Managed Working Capital as a Percentage of Sales (MWC). The Compensation Committee considered EBITDA to be a fair measure of management’s performance and MWC to be a fair measurement of longer-term management of the Company’s assets. An additional targeted goal was that of Safety Performance, realizing that the safety of the employees is of vital importance and having the Safety Performance as part of the metrics will promote a safe culture throughout the Company. Finally, a portion of the plan established for 2023 was based on individual named executive officer performance.

The performance metrics are tied to the annual budget. Due to the volatility and unpredictability of the market and general economic conditions as a result of the lingering impact of the COVID-19 pandemic, the Compensation Committee elected to set different EBITDA and MWC metrics, as defined below, for the first and second halves of the year.

For Messrs. Oates and Zimmer while in the role of Chief Executive Officer, the annual variable compensation metrics include threshold metrics which equal 50% of each individual’s annual base salary, target metrics which equal 100% of the annual base salary and maximum metrics which in the aggregate amount to annual variable compensation equal to 150% of the annual base salary. For Mr. Zimmer while in his role as the Chief Operating Officer, the annual variable compensation metrics included threshold metrics which equal 45% of his annual base salary, target metrics which equal 90% of his annual base salary and maximum metrics which in the aggregate amount to annual variable compensation equal to 130% of his annual base salary. For Messrs. Zimmer (for a portion of 2023), DiTommaso, McIntosh and Crosby, each have annual variable compensation threshold metrics of 40% of their annual base salary and target metrics of 80% of their annual base salaries, with maximum metrics which in the aggregate amount to annual variable compensation equal to 120% of their annual base salaries. Mr. Arminas has an annual variable compensation threshold metrics of 33% of their annual base salary and target metrics of 67% of his base salary, with maximum metrics which in the aggregate amount to annual variable compensation equal to 97% of his base salary.

The variable compensation plan for 2023 consisted of four weighted components, each with separate metrics for threshold, target and maximum values. The components, metrics and weighting are as follows:

Component	Threshold	Target	Maximum	Weight
Adjusted EBITDA (1st Half of 2023) (2nd Half of 2023)	$5.3M; $14M	$8.6M; $19M	$10M; $22M	55%
Average Managed Working Capital (excluding CAPEX)/Annualized Sales (1st Half of 2023) (2nd Half of 2023)	74.2%; 57%	64%; 54%	60%; 51%	25%
Safety Rate (OSHA Recordable) (Full Year)	2.7	2.4	2.0	10%
Personal (Full Year)	Up to 10% of Individual Target Amount			10%

For the first half 2023, management performance met the maximum value for both EBITDA and MWC while meeting the target value EBITDA and achieving the MWC maximum value for the second half of 2023. Management performance for the Safety Performance metric met the threshold for the full year 2023. Based on the Compensation Committee’s assessment of each named executive officer’s fiscal 2023 performance, each NEO met the NEO’s individual performance goal for the full year. For both the first half 2023 EBITDA and MWC maximum values being met, the named executive officers received the following: Mr. Oates $302,400; Mr. DiTommaso $108,359; Mr. Zimmer $178,491; Mr. McIntosh $137,917; Mr. Crosby $136,281; and Mr. Arminas $93,912. For the second half 2023 EBITDA target value and the second half MWC maximum being met as well as the full year threshold value for safety and personal performance being met, the named executive officers received the following: Mr. Oates $319,914; Mr. DiTommaso $118,681; Mr. Zimmer $231,767; Mr. McIntosh $151,053; Mr. Crosby $149,262; and Mr. Arminas $102,857. The amounts payable to each of the named executive officers under the variable incentive compensation plan for 2023 are reflected in the Summary Compensation Table.

Historically the Company used the variable incentive compensation plan as an opportunity to pay the executive officers a cash bonus in order to align the compensation of executive officers with the performance expectations of the Board of Directors and to motivate and reward such officers for their respective roles in the Company’s achievement of certain performance metrics. The Company offered each executive officer who participated in the variable incentive compensation plan in the prior year 2022 the opportunity to receive payment of all or any portion of the amount earned by such individual pursuant to the plan for 2022, as designated by such individual, in shares of the Company’s common stock, in lieu of a cash payment, with the number of shares determined based on (i) the amount of the award under the variable incentive compensation plan otherwise payable to such individual in cash elected by such individual to be paid in common stock, as adjusted to reflect a 10% discount to such amount elected by the participant to be received in common stock. In 2023 being that payment of the variable compensation cash bonus occurred during a blackout period, the executive officers were not offered the aforementioned opportunity to purchase stock at a 10% discount. Had the executive officers been able to elect and receive payment in shares of common stock of all or any portion of the amount earned pursuant to the variable incentive compensation plan for 2023, said executive officer would have agreed not to trade such stock for one year from the grant date.

Amended and Restated 2017 Equity Incentive Plan

The purpose of the Company’s Amended and Restated 2017 Equity Incentive Plan is to provide long-term incentives for the Company’s directors and key employees to further the growth, development and financial success of the Company and its subsidiaries by allowing participants to personally benefit through the ownership of the Company’s common stock. The Board of Directors also believes that the Amended and Restated 2017 Equity Incentive Plan enables the Company to obtain and retain the services of the directors and key employees who are considered important to the Company’s long-term success by offering them an opportunity to own shares of the Company’s common stock.

The number and mix of equity incentive awards granted to an executive officer under the Amended and Restated 2017 Equity Incentive Plan is intended to reward prior performance, increase the potential of retaining the individual and encourage future performance. Generally, the Compensation Committee does not consider an executive officer’s equity holdings or previous equity grants in determining the number of equity incentive awards to be granted. The Compensation Committee believes that the Company’s long-term incentive compensation program furthers the Company’s emphasis on a positive correlation between compensation and performance.

The Compensation Committee is the plan administrator for the Amended and Restated 2017 Equity Incentive Plan. The Compensation Committee has consistently granted annual stock option awards to executive officers, with the exercise price of the grant being the closing price of the Company’s common stock on the trading day immediately preceding the date of grant. The timing of equity award approvals may change in the event of extraordinary circumstances, including in connection with mid-year promotions and new hires. Generally, grants of equity awards are not made in anticipation of the public release of material non-public information. Similarly, the release of material non-public information is not time based on equity award grant dates. The Committee grants restricted stock units in order to provide an additional mix of executive equity awards that would reward long-term stability and growth in stock value.

Generally, grants of equity awards are made on the basis of level of responsibility, continued service to the Company and performance. The stock options generally vest over four years, with one-fourth vesting on each of the first four anniversary dates of the grant, contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances. Stock options granted under the Amended and Restated 2017 Equity Incentive Plan have a maximum life of 10 years and an exercise price equal to the closing price of the Company’s common stock on the trading day immediately preceding the date of grant. The RSUs generally are scheduled to cliff vest on the fourth anniversary of the grant date. For executive officers and selected senior management, retention RSUs had been granted in prior years, with half of the awarded RSUs vesting on second anniversary of the grant while the other half of the award will vest on the fourth anniversary of the grant. In fiscal 2023, the Compensation Committee granted time-based RSUs to the named executive officers. More information about the RSUs is disclosed in the 2023 Grants of Plan-Based Awards table, below.

Retirement Plans

The Company maintains a 401(k) retirement plan for its hourly and salaried employees. Pursuant to the plan, participants may elect to make pre-tax and after-tax contributions to the plan, subject to certain limitations imposed under the plan and the Internal Revenue Code of 1986, as amended. In addition, the Company is required to make periodic contributions to the plans based on service. The Company also makes a monthly contribution to the 401(k) retirement plan on behalf of each salaried employee. The amount of the contribution will be dependent upon each salaried employee’s contribution to the 401(k) retirement plan. The hourly and salaried employees may continue to make their own contributions to the 401(k) retirement plan.

The Company also participates in the Steelworkers Pension Trust (the “Trust”), a multi-employer defined benefit pension plan that is open to all hourly and salaried employees associated with the Bridgeville facility, which includes each of the named executive officers. The Company makes periodic contributions to the Trust based on hours worked at a fixed rate for each hourly employee and a fixed monthly contribution on behalf of each salaried employee.

Amended and Restated 1996 Employee Stock Purchase Plan

Under the Amended and Restated 1996 Employee Stock Purchase Plan, (the “Purchase Plan”), the Company is authorized to issue up to 300,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate, including the named executive officers. Under the terms of the Purchase Plan, employees can choose as of January 1 and July 1 of each year to have up to 10% of their total earnings withheld to purchase up to 250 shares of the Company’s common stock each six-month period. The purchase price of the stock is 85% of the lower of its beginning-of-the-period or end-of-the-period market prices.

Executive Severance Arrangements

The Company provides certain severance benefits to its executive officers. These benefits help the Company to attract and retain an appropriate caliber of talent for its senior officer positions. With respect to executive officers, these severance benefits in part are intended to reflect the fact that it may be difficult for these employees to find comparable employment within a short period of time. The Company believes that its severance benefits are consistent with the level of benefits necessary to attract and retain the executive officers. The severance benefits are provided in connection with employment agreements entered into with the executive officer and are more fully described below under “Executive Severance Benefits and Potential Payments Upon Change of Control.”

Other Benefits and Perquisites

The Company provides the opportunity for its executive officers to receive certain perquisites and general health and welfare benefits. The Company offers these benefits to provide an additional incentive for its executives, to remain competitive in the general marketplace for executive talent and to enable its executives to better focus on their performance.

The Company has or may provide the following personal benefits and perquisites to its executive officers:

●	eligibility to participate in the Company’s health, dental, vision, disability and life insurance programs; and

●	a Company-provided vehicle or car allowance, along with the reimbursement of expenses related to operating, maintaining and insuring the vehicle.

Stock Ownership Guidelines

The Board of Directors has implemented stock ownership guidelines for the Company’s executive officers. The executive officers are expected to reach the applicable ownership amounts prior to five years from the date of their appointment or the designation by the Board of Directors causing the individual to become subject to the guidelines, whichever is later. The Chief Executive Officer is expected to acquire and hold 48,000 shares of the Company’s common stock, at least 12,000 of which are to be directly owned and the balance of which may be beneficially owned in the form of stock options or other equity awards. The Chief Financial Officer and other executive officers are expected to acquire and hold 16,000 shares of common stock, at least 4,000 of which are to be directly owned and the balance of which similarly may be beneficially owned. Subject to limited exceptions, until any person subject to the guidelines reaches the applicable ownership amounts, the person may not sell shares of the Company’s common stock without obtaining prior approval of the Board of Directors. The Board of Directors has determined that each executive officer subject to the stock ownership guidelines has achieved the applicable ownership amounts to be in compliance with the guidelines or is making acceptable progress to achieving such ownership. The Board of Directors will continue to monitor best practices and review the stock ownership guidelines to determine if adjustments to the guidelines are warranted.

Recoupment (“Clawback”) Policy

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we maintain a clawback policy, which requires that certain incentive compensation paid to any current or former executive officer, including our NEOs, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the clawback policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, on and after October 2, 2023.

Anti-Hedging and Anti-Pledging Policy; Stock Trading Practices

In 2020, as part of our ongoing commitment to corporate governance, Universal Stainless adopted an Anti-Hedging Policy that prohibits our directors and executive officers from engaging in transactions that are designed to hedge or offset any decrease in the market value of Universal Stainless’ equity securities. We maintain an insider trading policy that requires certain employees to comply with any specific restricted trading periods in place from time to time (other than for trades taking place under a previously established 10b5-1 sales plan). The insider trading policy prohibits our directors, officers, employees or insiders who possess material, nonpublic information from buying or selling Company stock, passing material, nonpublic information on to others, or engaging in another action while taking personal advantage of material, nonpublic information (other than for trades taking place under a previously established 10b5-1 sales plan). Our insider trading policy further requires all officers, directors, employees and insiders with regular access to inside information to obtain pre-clearance from the Company for all Company security transactions.

Internal Revenue Code Section 162(m) Deductibility Limit

Generally, Section 162(m) of the tax code, or Section 162(m), disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer, and certain other current and former officers that qualify as covered employees within the meaning of Section 162(m). The Compensation Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our current and former executive officers in a manner consistent with our best interests and the best interests of our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G, 4999, or 409A of the tax code. Sections 280G and 4999 of the tax code provide that executive officers, directors who hold significant equity interests in our Company, and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the tax code also imposes additional significant taxes on an executive officer, director or other service provider to the Company in the event that the NEO receives “deferred compensation” that does not meet certain requirements of Section 409A of the tax code.

Accounting for Stock-Based Compensation

We follow The Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below for equity awards to our NEOs as required by the applicable SEC rules. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that the recipient of such compensation is required to render service in exchange for the option or other award.

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results helps to mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our compensation programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our executive officers are challenging Company-wide metrics, which means executives will receive incentive compensation only when the Company meets or exceeds such performance metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our stockholders. Finally, the multi-year vesting of our equity awards and our stock ownership guidelines properly account for the time horizon of risk. As a result, we do not believe that our compensation policies create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee administers the Company’s executive compensation programs and policies. The Compensation Committee consists of Mr. Ayers, Ms. Bacchus, Mr. Kornblatt and Mr. Toledano with Ms. Bacchus serving as the chair of the committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Compensation Committee

Judith L. Bacchus, Chair

Christopher L. Ayers

M. David Kornblatt

Udi Toledano

EXECUTIVE COMPENSATION

The table below summarizes the compensation earned by the individuals, including the Chief Executive Officer and the Chief Financial Officer, who were our named executive officers for 2023, in accordance with SEC rules.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Dennis M. Oates,(7)	2023	504,000	—	88,990	—	622,315	2,418	21,011	1,238,733
Chairman, Former President	2022	492,000	—	—	—	190,194	2,314	19,215	703,723
and Chief Executive Officer	2021	470,439	—	392,700	62,400	452,805	2,288	17,920	1,398,552

Christopher M. Zimmer,(8)	2023	371,430	—	250,137	—	410,258	2,418	11,440	1,045,683
President and	2022	311,290	—	—	—	93,457	2,314	10,640	417,701
Chief Executive Officer	2021	297,857	—	116,875	26,400	225,188	2,288	10,640	679,248

Steven V. DiTommaso,(9)	2023	230,265	—	34,787	—	227,041	2,418	1,040	495,551
Vice President and Chief	2022	213,613	—	43,400	—	65,863	2,314	1,040	326,230
Financial Officer

Graham McIntosh,	2023	293,073	—	34,787	—	288,970	2,418	1,040	620,288
Executive Vice President	2022	280,486	—	—	—	84,209	2,314	1,040	368,049
of Technology, Chief	2021	268,382	—	116,875	26,400	202,904	2,288	1,040	617,889
Technology Officer

Wendel L. Crosby,	2023	289,598	—	34,787	—	285,544	2,418	1,040	613,387
Vice President of	2022	277,160	—	—	—	83,211	2,314	1,040	363,725
Manufacturing	2021	265,200	—	116,875	26,400	200,498	2,288	1,040	612,301

John J. Arminas,(10)	2023	239,476	—	34,787	—	196,769	2,418	1,040	474,490
Vice President, General	—	—	—	—	—	—		—	—
Counsel & Secretary	—	—	—	—	—	—	—	—	—

(1)	Amounts in the Stock Awards column represent the full grant date fair values of RSUs granted during the fiscal year, determined in accordance with FASB ASC Topic 718.

(2)

Amounts in this column reflect the full grant date fair values of option awards granted during the fiscal year, determined in accordance with FASB ASC Topic 718. The assumptions made in calculating the grant date fair value of the option awards are set forth in Note 12 to the Company’s audited financial statements for the year ended December 31, 2023, which are located in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023.

(3)

Amounts in the Non-Equity Incentive Plan Compensation column represent cash awards under the variable incentive compensation plan as well as the incremental value of the discounted stock purchased under the variable incentive compensation plan, when applicable, which is described in the Compensation Discussion and Analysis of this Proxy Statement under “Annual Incentive Compensation”.

(4)

Amounts in this column reflect the change in the value of the executive officer’s benefits under the Trust, a multi-employer pension plan sponsored by the United Steelworkers, based on the annual contribution to the Trust that the Company was required to pay to fund the executive’s benefit accrued under the Trust for each year.

(5)

Reflects amounts payable to or on behalf of the respective executive for the following: Company contributions to the 401(k) Plan. In addition, the 2023 amount includes (i) $15,978 for an individual life insurance policy and $3,992 for personal use of a company vehicle for Mr. Oates and (ii) a $10,400 automobile allowance for Mr. Zimmer.

(7)	Effective November 1, 2023, Mr. Oates vacated his position as President and Chief Executive Officer and was appointed Executive Chair/Director for the Company at that time.

(8)

Mr. Zimmer was appointed President and Chief Executive Officer of the Company effective November 1, 2023. Prior to that, Mr. Zimmer was appointed Chief Operating Officer effective April 3, 2023, and held that position until his appointment to President and Chief Executive Officer on November 1, 2023. From January 1, 2023, to April 2, 2023, Mr. Zimmer held the position of Executive Vice President and Chief Commercial Officer.

(9)	Mr. DiTommaso was appointed Vice President and Chief Financial Officer effective April 1, 2022.

(10)

Mr. Arminas was not a named executive officer for 2021 or 2022 for the purposes of the Proxy Statement. As a result, his compensation for those years has been omitted pursuant to applicable SEC rules and regulations.

2023 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Dennis M. Oates(4)	2/10/2023	11,000	(3)			88,990

Christopher M. Zimmer(5)	2/10/2023	4,300	(3)			34,787
	4/3/2023	11,000	(3)			102,850
	10/24/2023	10,000	(3)			112,500

Steven V. DiTommaso	2/10/2023	4,300	(3)			34,787

Graham McIntosh	2/10/2023	4,300	(3)			34,787

Wendel L. Crosby	2/10/2023	4,300	(3)			34,787

John J. Arminas	2/10/2023	4,300	(3)			34,787

(1)	Option awards, if any, reflected in this table are scheduled to vest in four equal installments on the first four anniversaries of the grant date.

(2)

The assumptions made in calculating the grant date fair value with respect to the option awards are set forth in Note 12 to the Company’s audited financial statements for the year ended December 31, 2023, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(3)	These Restricted Stock Units are scheduled to vest on the fourth anniversary of the grant date.

(4)	Effective November 1, 2023, Mr. Oates vacated his position as President and Chief Executive Officer and was appointed Executive Chair/Director for the Company at that time.

(5)

Mr. Zimmer was appointed President and Chief Executive Officer of the Company effective November 1, 2023. Prior to that, Mr. Zimmer was appointed Chief Operating Officer effective April 3, 2023, and held that position until his appointment to President and Chief Executive Officer on November 1, 2023. From January 1, 2023, to April 2, 2023, Mr. Zimmer held the position of Executive Vice President and Chief Commercial Officer.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Dennis M. Oates	90,950	9,750	(1)	—	14,500 @ 26.14	11/19/2024
					20,000 @ 11.18	11/11/2025
					13,000 @ 14.75	12/22/2026
					8,600 @ 20.29	11/9/2027
					8,600 @ 19.41	11/29/2028
					10,000 @ 14.39	11/14/2029	11,000	220,880
					13,000 @ 6.42	11/20/2030	24,500	491,960
					13,000 @ 9.35	11/11/2031	23,093	463,707

Steven V. DiTommaso(2)	4,000	1,500	(2)	—	1,000 @ 19.41	11/29/2028
					1,000 @ 14.39	11/14/2029
					1,000 @ 6.42	11/20/2030	4,300	86,344
					2,500 @ 9.35	11/11/2031	5,000	100,400

Christopher M. Zimmer	40,875	4,125	(3)	—	7,500 @ 26.14	11/19/2024
					7,500 @ 11.18	11/11/2025
					4,500 @ 14.75	12/22/2026
					4,500 @ 20.29	11/9/2027
					4,500 @ 19.41	11/29/2028
					5,500 @ 14.39	11/14/2029	25,300	508,024
					5,500 @ 6.42	11/20/2030	7,500	150,600
					5,500 @ 9.35	11/11/2031	7,961	159,857

Graham McIntosh	36,875	4,125	(4)	—	5,000 @ 26.14	11/19/2024
					7,500 @ 11.18	11/11/2025
					4,500 @ 14.75	12/22/2026
					3,000 @ 20.29	11/9/2027
					4,500 @ 19.41	11/29/2028
					5,500 @ 14.39	11/14/2029	4,300	86,344
					5,500 @ 6.42	11/20/2030	7,500	150,600
					5,500 @ 9.35	11/11/2031	7,916	158,953

Wendel L. Crosby	32,500	4,000	(5)	—	4,000 @ 26.14	11/19/2024
					4,500 @ 11.18	11/11/2025
					4,500 @ 9.19	11/10/2026
					4,500 @ 20.29	11/9/2027
					4,500 @ 19.41	11/29/2028
					4,000 @ 14.39	11/14/2029	4,300	86,344
					5,000 @ 6.42	11/20/2030	7,500	150,600
					5,500 @ 9.35	11/11/2031	7,855	157,728

John J. Arminas	14,875	4,750	(6)	—	1,500 @ 9.19	11/10/2026
					1,500 @ 20.29	11/9/2027
					1,500 @ 19.41	11/29/2028
					1,500 @ 14.39	11/14/2029
					5,000 @ 7.71	4/1/2030	4,300	86,344
					4,000 @ 6.42	11/20/2030	6,250	125,500
					5,000 @ 9.35	11/11/2031	4,795	96,284

(1)	These options will vest and become exercisable as follows: 3,250 option shares will vest on November 20, 2024; and 3,250 option shares will vest on each of November 11, 2024 and November 11, 2025.

(2)

These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 250 option shares will vest on November 20, 2024; and 625 option shares will vest on each of November 11, 2024 and November 11, 2025.

(3)

These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,375 option shares will vest on November 20, 2024; and 1,375 option shares will vest on each of November 11, 2024 and November 11, 2025.

(4)

These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,375 option shares will vest on November 20, 2024; and 1,375 option shares will vest on each of November 11, 2024 and November 11, 2025.

(5)

These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,250 option shares will vest on November 20, 2024; and 1,375 option shares will vest on each of November 11, 2024 and November 11, 2025.

(6)

These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,250 option shares will vest on April 1, 2024; 1,000 option shares will vest on November 20, 2024; and 1,250 option shares will vest on each of November 11, 2024 and November 11, 2025.

2023 Option Exercises and Stock Vested

The table below provides information regarding exercised options and vested Restricted Stock Units. Net shares received by each named executive officer upon exercise or vesting of equity awards, after shares are withheld for taxes, are subject to the stock ownership guidelines each as described in the Compensation Discussion and Analysis section above.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Oates	—	—	21,593	324,093
Mr. Zimmer	—	—	7,962	119,255
Mr. DiTommaso	—	—	3,750	56,962
Mr. McIntosh	—	—	7,916	118,717
Mr. Crosby	—	—	7,356	110,435
Mr. Arminas	—	—	4,045	60,414

(1)	Reflects the gross number of shares received upon the exercise of options.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dennis M. Oates	Steelworkers Pension Trust	16	32,999	2,418
Christopher M. Zimmer	Steelworkers Pension Trust	16	32,531	2,418
Steven V. DiTommaso	Steelworkers Pension Trust	4.60	12,506	2,418
Graham McIntosh	Steelworkers Pension Trust	9.40	19,925	2,418
Wendel L. Crosby	Steelworkers Pension Trust	10.30	21,326	2,418
John J. Arminas	Steelworkers Pension Trust	16	32,999	2,418

(1)	Effective November 1, 2023, Mr. Oates vacated his position as President and Chief Executive Officer and was appointed Executive Chair/Director for the Company at that time.

(2)

Mr. Zimmer was appointed President and Chief Executive Officer of the Company effective November 1, 2023. Prior to that, Mr. Zimmer was appointed Chief Operating Officer effective April 3, 2023, and held that position until his appointment to President and Chief Executive Officer on November 1, 2023. From January 1, 2023, to April 2, 2023, Mr. Zimmer held the position of Executive Vice President and Chief Commercial Officer.

In January 2003, the Company began participating in the Trust, a qualified multi-employer defined benefit pension plan sponsored by the United Steelworkers. Prior to that time, the Company had not provided any form of qualified or nonqualified defined benefit retirement benefits to employees, including the executive officers. For each year of participation in the Trust, the participant is entitled to receive an annual life annuity upon retirement at or following age 65 based on the Company contribution and the benefit rate determined by the Trust administrator. The Company is obligated to make a monthly contribution to the Trust on behalf of each participant. The standard form of distribution under the Trust consists of a single life annuity for unmarried participants and a joint and 50% survivor annuity for married participants. The participant is vested once they obtain five years of credited service.

Employment Agreements with Named Executive Officers and Employee Directors

In April 2008, Christopher M. Zimmer entered into an employment agreement with the Company related to his service as Vice President of Sales and Marketing of the Company. The employment agreement had an initial term which commenced on April 21, 2008 and continued until April 31, 2009, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Zimmer received an initial annual base salary of $170,000 per year, with the annual base salary being subject to increase by the Board. Mr. Zimmer also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Zimmer is eligible for variable incentive compensation up to 120% of his base salary. If Mr. Zimmer’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. Zimmer’s employment is terminated by the Company without cause or if Mr. Zimmer resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a lump sum severance payment equal to 18 months of his monthly base salary and 18 months of continued health care benefits at no cost to him.

In April 2022, Steven V. DiTommaso entered into an employment agreement with the Company related to his service as Vice President and Chief Financial Officer of the Company. The employment agreement had an initial term which commenced on April 1, 2022 and continued until March 31, 2023, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. DiTommaso received an initial annual base salary of $215,000 per year, with the annual base salary being subject to increase by the Board. Mr. DiTommaso also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. DiTommaso is eligible for variable incentive compensation up to 120% of his base salary. If Mr. DiTommaso’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. DiTommaso’s employment is terminated by the Company without cause or if Mr. DiTommaso resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 12 months of his base salary and an equal number of months of continued health care benefits at no cost to him.

In August 2015, Graham McIntosh entered into an employment agreement with the Company related to his service as Vice President of Technology and Chief Technology Officer of the Company. The employment agreement had an initial term which commenced on August 5, 2015 and continued until July 31, 2016, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. McIntosh received an initial annual base salary of $210,000 per year, with the annual base salary being subject to increase by the Board. Mr. McIntosh also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. McIntosh is eligible for variable incentive compensation up to 120% of his base salary. If Mr. McIntosh’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. McIntosh’s employment is terminated by the Company without cause or if Mr. McIntosh resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 12 months of his base salary and an equal number of months of continued health care benefits at no cost to him.

In April 2019, Wendel L. Crosby entered into an employment agreement with the Company related to his service as Vice President of Manufacturing of the Company. The employment agreement had an initial term which commenced on April 15, 2019 and continued until March 31, 2020, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Crosby received an initial annual base salary of $225,000 per year, with the annual base salary being subject to increase by the Board. Mr. Crosby also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Crosby is eligible for variable incentive compensation up to 97% of his base salary. If Mr. Crosby’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. Crosby employment is terminated by the Company without cause or if Mr. Crosby resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 12 months of his base salary and an equal number of months of continued health care benefits at no cost to him.

In April 2020, John J. Arminas entered into an employment agreement with the Company related to his service as Vice President, General Counsel and Corporate Secretary of the Company. The employment agreement had an initial term which commenced on April 1, 2020 and continued until March 31, 2021, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Arminas received an initial annual base salary of $186,500 per year, with the annual base salary being subject to increase by the Board. Mr. Arminas also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Arminas is eligible for variable incentive compensation up to 97% of his base salary. If Mr. Arminas’ employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. Arminas employment is terminated by the Company without cause or if Mr. Arminas resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 12 months of his base salary and an equal number of months of continued health care benefits at no cost to him.

Executive Severance Benefits

As described above, the Company has entered into agreements with our executive officers which will require the Company to provide compensation and benefits to the executive officers in the event of certain terminations of employment including following a change of control of the Company. The compensation and benefits set forth in the tables below with respect to our named executive officers assume that any termination of employment was effective as of December 31, 2023. This information is based on the Company’s best estimate of the compensation that would be provided to the executive officers upon a termination of employment. No additional compensation is provided to executive officers upon a termination of employment by the Company for cause. Severance benefits set forth in the employment agreements are contingent on continued compliance with any applicable restrictive covenant.

Potential Payments upon Termination—Christopher M. Zimmer

Executive Benefits and Payments Upon Termination	Termination associated with Change in Control ($)	Involuntary Not for Cause or Good Reason Termination ($)	Disability ($)	Death ($)
Compensation:
Base Salary	675,000	675,000	—	—
Stock Awards	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	33,088	33,088	11,029	—
Life Insurance Proceeds	—	—		400,000
Disability Benefits	—	—	150,000	—
Total:	708,088	708,088	161,029	400,000

Potential Payments upon Termination—Steven V. DiTommaso

Executive Benefits and Payments Upon Termination	Termination associated with Change in Control ($)	Involuntary Not for Cause or Good Reason Termination ($)	Disability ($)	Death ($)
Compensation:
Base Salary	234,780	234,780	—	—
Stock Awards	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	26,411	26,411	13,206	—
Life Insurance Proceeds	—	—		234,780
Disability Benefits	—	—	78,260	—
Total:	261,191	261,191	91,466	234,780

Potential Payments upon Termination—Graham McIntosh

Executive Benefits and Payments Upon Termination	Termination associated with Change in Control ($)	Involuntary Not for Cause or Good Reason Termination ($)	Disability ($)	Death ($)
Compensation:
Base Salary	298,820	298,820	—	—
Stock Award	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	23,080	23,080	11,540	—
Life Insurance Proceeds	—	—	—	298,820
Disability Benefits	—	—	99,607	—
Total:	321,900	321,900	111,147	298,820

Potential Payments upon Termination—Wendel L. Crosby

Executive Benefits and Payments Upon Termination	Termination associated with Change in Control ($)	Involuntary Not for Cause or Good Reason Termination ($)	Disability ($)	Death ($)
Compensation:
Base Salary	295,277	295,277	—	—
Stock Awards	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	23,081	23,081	11,540	—
Life Insurance Proceeds	—	—	—	295,277
Disability Benefits	—	—	98,426	—
Total:	318,357	318,357	109,966	295,277

Potential Payments upon Termination—John J. Arminas

Executive Benefits and Payments Upon Termination	Termination associated with Change in Control ($)	Involuntary Not for Cause or Good Reason Termination ($)	Disability ($)	Death ($)
Compensation:
Base Salary	244,171	244,171	—	—
Stock Awards	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	26,411	26,411	13,206	—
Life Insurance Proceeds	—	—	—	244,171
Disability Benefits	—	—	81,390	—
Total:	270,583	270,583	94,596	244,171

Additional Information on Employment Agreements and Compensation Plans

The summaries of the employment agreements and equity compensation plans provided above are qualified by reference to the full text of the specific agreement or plan, each of which is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and is incorporated into this Proxy Statement by reference. Copies of any such agreement or plan also may be obtained by making written request to the Company’s Secretary.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee administers the Company’s executive compensation programs and policies. During 2023, Messrs. Ayers, Kornblatt, Toledano and Ms. Bacchus, each a non-employee director at the time, served on the Compensation Committee. None of the members of the Compensation Committee (i) served as an officer or employee of the Company during 2023, (ii) ever served as an officer of the Company prior to 2023 or (iii) were engaged in 2023 in any transactions required to be disclosed in this Proxy Statement.

CEO PAY RATIO

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Christopher M. Zimmer, our Chief Executive Officer and President (our “CEO”) The pay ratio included below is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K:

For 2023, the median of the annual total compensation of all employees of our company (other than our CEO) was $75,586. The annual total compensation of our CEO, as reported in the Summary Compensation Table in this Proxy Statement, plus the Company paid portion of the CEO’s health insurance and the taxable portion of the Company provided Group term life insurance was $1,064,807. Based on this information, for 2023 the ratio of the annual total compensation of Mr. Zimmer, our Chief Executive Officer and President to the median of the annual total compensation of all employees was approximately 14.09 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.

We determined that, as of December 31, 2023, our employee population consisted of approximately 678 individuals, with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees. To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2023. In making this determination, we annualized the compensation of approximately 201 full-time employees who were hired in 2023 but did not work for us for the entire fiscal year.

2.

Once we identified our median employee, we combined all the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402I(2)(x) of Regulation S-K, resulting in annual total compensation of $75,586.

The contributions to these plans were used in the calculation to determine the median employees’ compensation.

3.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this Proxy Statement and then added the Company paid portion of the CEO’s health insurance as well as taxable amount associated with group term life insurance resulting in compensation of $1,064,807, which was $19,123 higher than the amount reported in the Summary Compensation Table.

PAY VERSUS PERFORMANCE

For the purposes of this Section, we have elected to take advantage of certain of the scaled disclosure available to the Company for smaller reporting companies. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing certain information, including information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

Year	Summary Compensation Table Total for PEO[1] (Oates)	Summary Compensation Table Total for PEO[1] (Zimmer)	Compensation Actually Paid to PEO[2] (Oates)	Compensation Actually Paid to PEO[2] (Zimmer)	Average Summary Compensation Table Total for Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On Company Total Shareholder Return[5]	Net Income (millions)[6]
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)
2023	$1,238,733	$1,045,683	$2,779,667	$1,776,706	$616,838	$1,137,309	$267	$4,910,000
2022	$703,723	N/A	$3,891	N/A	$392,875	$116,974	$95	$(8,073,000)
2021	$1,398,552	N/A	$978,763	N/A	$648,569	$454,635	$104	$(758,000)

[1]

This column represents the amount of total compensation reported for each Messrs. Oates and Zimmer, respectively, for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement. For 2023, both Mr. Oates and Mr. Zimmer served as our PEO’s. From January 1, 2023, through October 31, 2023, Mr. Oates served as the Company’s PEO. Beginning November 1, 2023, Mr. Zimmer began serving as the Company’s PEO and continued to serve in that role through December 31, 2023. Mr. Zimmer was appointed President and Chief Executive Officer of the Company effective November 1, 2023.

[2]

These columns represent the amount of “compensation actually paid” to each Messrs. Oates and Zimmer, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Messrs. Oates and Zimmer during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to each of Messrs. Oates’ and Zimmer’s total compensation for fiscal year 2023 to determine the “compensation actually paid” to each Messrs. Oates and Zimmer, respectively, in fiscal year 2023:

Fiscal Year	Reported Summary Compensation Table Total for PEO(a)	Reported Summary Compensation Table Value of PEO Equity Awards (b)	Adjusted Value of Equity Awards(c)	Compensation Actually Paid to PEO
2023 (Oates)	$1,238,733	$88,990	$1,629,923	$2,779,667
2023 (Zimmer)	$1,045,683	$250,137	$981,160	$1,776,706

(a)

This column represents the amount of total compensation reported for each Messrs. Oates and Zimmer, respectively, for fiscal year 2023 in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement.

(b)

This column represents the aggregate grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for fiscal year 2023 for each Messrs. Oates and Zimmer, respectively. Please refer to the Summary Compensation Table in this Proxy Statement. The amount in this column is replaced with the amount reported under the Adjusted Value of Equity Awards column for each Messrs. Oates and Zimmer, respectively, in order to arrive at compensation actually paid for fiscal year 2023.

(c)

This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table for fiscal year 2023. For fiscal year 2023, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for each Messrs. Oates and Zimmer, respectively, to arrive at “compensation actually paid” for fiscal year 2023. The adjusted amount is determined by adding (or subtracting, as applicable) the following for fiscal year 2023 for each Messrs. Oates and Zimmer, respectively: (i) the fiscal year-end fair value of any equity awards granted in fiscal year 2023 that are outstanding and unvested as of the end of fiscal year 2023; (ii) the amount of change as of the end of fiscal year 2023 (from the end of the prior fiscal year) in the fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of fiscal year 2023; (iii) for awards that are granted and vest in fiscal year 2023, the fair value as of the vesting date; (iv) for awards granted in prior fiscal years that vest in fiscal year 2023, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during fiscal year 2023, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in fiscal year 2023 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for fiscal year 2023. The amounts added or subtracted for each Messrs. Oates and Zimmer, respectively, to determine the adjusted amounts for each Messrs. Oates and Zimmer in fiscal year 2023, respectively, are as follows:

Fiscal Year	Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Value of Equity Awards
2023 (Oates)	$220,880	$724,828	$0	$231,506	$452,709	$0	$1,629,923
2023 (Zimmer)	$508,024	$246,315	$0	$90,298	$136,552	$0	$981,160

The fair value or change in fair value, as applicable, of stock awards and option awards was determined by reference to, for RSUs, the closing price of our common stock on the applicable measurement date. For stock options, the fair value or change in fair value, as applicable, was determined by utilizing the Black-Scholes valuation mode. The model references the closing stock price, in addition to the stock option’s strike price, expected life, volatility, expected dividend yield, and risk-free rate as of the measurement date.

[3]

This column represents the average of the amounts reported for the Company’s named executive officers as determined in accordance with Item 402(m)(2) as a group, excluding Messrs. Oates and Zimmer (except as otherwise noted for 2022 and 2021 for Mr. Zimmer) (NEOs)[1], as reported in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable fiscal year. The names of each of the NEOs, excluding Messrs. Oates and Zimmer (except as otherwise noted for 2022 and 2021 for Mr. Zimmer), included for purposes of calculating the average amounts in each applicable fiscal year are as follows: (i) for 2023, Mr. McIntosh and Mr. Crosby; (ii) for 2022, Mr. Zimmer and Mr. McIntosh; and (iii) for 2021, Mr. Zimmer and Mr. McIntosh.

[4]

This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Oates and Mr. Zimmer for fiscal 2023), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group, excluding Messrs. Oates and Zimmer (except as otherwise noted for 2022 and 2021 for Mr. Zimmer), during the applicable fiscal year. The names of each of the NEOs, excluding Messrs. Oates and Zimmer (except as otherwise noted for 2022 and 2021 for Mr. Zimmer), included for purposes of calculating the average amounts in each applicable fiscal year are as follows: (i) for 2023, Mr. McIntosh and Mr. Crosby; (ii) for 2022, Mr. Zimmer and Mr. McIntosh; and (iii) for 2021, Mr. Zimmer and Mr. McIntosh.

In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Messrs. Oates and Zimmer) for fiscal year 2023 to determine the compensation actually paid in fiscal year 2023, using the same adjustment methodology described above in Note 2(c):

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs(a)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards(b)	Average Non-PEO NEO Adjusted Value of Equity Awards (c)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$616,837	$34,787	$555,259	$1,137,309

(a)

This column represents the average of the amounts reported for the Company’s NEOs as a group, excluding Messrs. Oates and Zimmer, in the “Total” column of the Summary Compensation Table for fiscal year 2023. Please refer to the Summary Compensation Table in this Proxy Statement.

(b)

This column represents the average of the total amounts reported for the NEOs as a group (excluding Messrs. Oates and Zimmer) in the “Stock Awards” column in the Summary Compensation Table for fiscal year 2023. Please refer to the Summary Compensation Table in this Proxy Statement. The amount in this column is replaced with the amount reported under the Average Non-PEO NEO Adjusted Value of Equity Awards column in order to arrive at compensation actually paid for fiscal year 2023.

(c)

This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Oates and Mr. Zimmer) in the “Stock Awards” column in the Summary Compensation Table for fiscal year 2023, determined using the same methodology described above in Note 2(c). The amounts added or subtracted to determine the adjusted average amount are as follows:

Fiscal Year	Average Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Average Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Average Fair Value as of Vesting Date of Equity Awards Granted in the Fiscal Year and Vested in the Fiscal Year	Average Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Average Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Average Value of Equity Awards
2023	$86,344	$245,970	$0	$86,392	$136,553	$0	$555,259

[5]

Company total shareholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for each measurement period (2021, 2021-2022, and 2021-2023), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

[6]	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.

Description of the Information Presented in the Pay versus Performance Table

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

The relationship between the Compensation Actually Paid to our PEO and the Compensation Actually Paid to the Other NEOs and the Company’s TSR. From 2022 to 2023, the compensation actually paid to our PEOs saw a considerable increase based, in part, on the fact that equity grants were issued in 2023 (but were not granted in 2022) and there was a significate increase to the Company’s stock price between December 31, 2022, and December 31, 2023. Likewise, the average of the compensation actually paid to the other NEOs also saw a considerable increase for the same reasons. During the same period, the Company saw 211% increase to our TSR.

From 2021 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid the other NEOs decreased by 99.6% and 39.4% respectively, compared to a 14.0% decrease to our TSR.

The relationship between the Compensation Actually Paid to our PEO and the Compensation Actually Paid to the Other NEOs and the Company’s Net Income. From 2022 to 2023, the compensation actually paid to our PEOs saw a considerable increase based, in part, on the fact that equity grants were issued in 2023 (but were not granted in 2022) and there was a significate increase to the Company’s stock price between December 31, 2022, and December 31, 2023. Likewise, the average of the compensation actually paid to the other NEOs also saw a considerable increase for the same reasons. During the same period, the Company enjoyed a 161% increase in net income.

From 2021 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid the other NEOs decreased by 99.6% and 39.4% respectively, compared to a 965% decrease to our net income. The percentage decrease to net income from fiscal year 2021 to fiscal year 2022 reflects the impact of a one-time gain in fiscal year 2021 for the forgiveness of a $10,000,000 Paycheck Protection Program loan. Excluding said one-time gain from 2021 net income there would have been a 24.0% increase from fiscal year 2021 to fiscal year 2022.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (“the Committee”) is composed of four members, each of whom have been determined by the Board of Directors to be independent, as defined under applicable Nasdaq listing standards as currently in effect. The Board of Directors has further determined that M. David Kornblatt, the Chair of the Committee, is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Committee appoints the Company’s independent registered public accountants. The Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal control and external audit processes.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Committee discussed with the independent registered public accountants matters required to be discussed by the applicable requirements of the Public Company Accounting Oversite Board and the SEC.

The Committee also has received the written disclosures and the letter from EA, required by applicable requirements of the Public Company Accounting Oversight Board regarding EA’s communications with the Committee concerning independence, and the Committee has discussed with that firm its independence from the Company.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Company’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

The Audit Committee

M. David Kornblatt, Chair

Christopher L. Ayers

Judith L. Bacchus

Udi Toledano

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed EA as independent registered public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2023. Representatives of EA are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Changes in Independent Registered Public Accounting Firms

On July 26, 2023, Schneider Downs & Co., Inc. (“SD”), the independent registered public accounting firm to the Company since 2003, informed the Company of its decision to resign as the Company’s independent registered public accounting firm effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023. The resignation was solely due to a practice management decision made by SD and was through no fault of the Company. On July 26, 2023, the Audit Committee engaged Baker Tilly US, LLP (“Baker Tilly”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, replacing SD, effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023. On November 7, 2023, Baker Tilly informed the Company of its decision to resign as the Company’s independent registered public accounting firm effective immediately. On December 14, 2023, the Audit Committee engaged EA as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, effective immediately.

SD’s reporting on the Company’s consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the Company’s respective engagements of SD and Baker Tilly, there were no (i) disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with SD or Baker Tilly on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to SD’s or Baker Tilly’s satisfaction, would have caused SD or Baker Tilly, respectively, to make reference to the subject matter of the disagreement in connection with its reports, or (ii) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

Principal Accountant Fees and Services

The following table presents fees and other expenses for professional audit and audit related services rendered by EA and SD to the Company for the years ended December 31, 2023 and December 31, 2022:

	2022	2023
Audit fees	466,238	1,178,474
Audit-related fees	19,777	—
Tax fees	—	—
All other fees	—	—
Total	486,513	1,178,474

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and internal control over financial reporting and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees

Audit-related services include fees for benefit plan audits.

Tax Fees

Tax services include fees for tax compliance, tax advice and tax planning. Neither EA nor SD was engaged to perform any tax services in 2023 or 2022.

All Other Fees

Neither EA nor SD was engaged to perform any other services in 2023 or 2022.

The Audit Committee considered whether the provision of all services described above was compatible with maintaining the auditor’s independence and has determined such services for fiscal 2023 and 2022 were compatible with maintaining the auditor’s independence. All services described above were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i) of Regulation S-X promulgated by the SEC.

Policy on Audit and Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor and pre-approved all of the audit and non-audit services provided by EA or SD in 2023 and 2022. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires certain officers of Universal Stainless and its directors, and persons who beneficially own more than 10% of any registered class of Universal Stainless’ equity securities, to file reports of ownership in such securities and changes in ownership with the SEC, The Nasdaq Stock Market and Universal Stainless.

Based solely upon Universal Stainless’ review of the reports and representations provided to it by persons required to file reports under Section 16(a), Universal Stainless believes that all of the Section 16(a) filing requirements applicable to Universal Stainless’ reporting officers, directors and greater than 10% beneficial owners during 2023 were properly and timely satisfied except for a Form 4 for each of Messrs. Oates, Zimmer, DiTommaso, McIntosh, Crosby and Arminas upon grant of equity awards.

ANTI-HEDGING POLICY

In 2020, as part of our ongoing commitment to corporate governance, Universal Stainless adopted an Anti-Hedging Policy that prohibits our directors and executive officers from engaging in transactions that are designed to hedge or offset any decrease in the market value of Universal Stainless’ equity securities.

RELATED PARTY TRANSACTION

TW Metals, Inc., a customer of the Company, made purchases from the Company in the amount of approximately $40.6 million in the ordinary course of business and at prevailing market prices during 2023. An immediate family member of Dennis M. Oates, currently the Company’s Chairman, served as Branch Manager for a branch of TW Metals, Inc. during 2023. The business relationship between the Company and TW Metals has existed for more than 20 years. These transactions were approved by the Company’s senior management and were determined by the Board of Directors to have no known direct material benefit to Mr. Oates.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the SEC, proposals of stockholders intended to be presented at the 2025 Annual Meeting of Stockholders must be received no later than December 11, 2024 for inclusion in the proxy statement and proxy card for that meeting. The Company’s Third Amended and Restated Bylaws provide that in order for other business to be properly brought before an annual meeting by a stockholder other than pursuant to Rule 14a-8, the stockholder must give timely notice thereof in writing to the Company’s Secretary. For such notice relating to stockholder proposals other than director nominations to be timely with respect to the 2025 Annual Meeting, the notices must be in writing and must be delivered or mailed by certified mail to the Secretary of the Corporation and received at the principal offices of the Corporation, not earlier than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting and not later than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2025 Annual Meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary, notice by the stockholder must be received no earlier than the one hundred twentieth (120th) day prior to the date of such preceding year’s annual meeting and not later than the close of business on the ninetieth (90th) day prior to the date of such preceding year’s annual meeting and, if the first public announcement of the date of such advanced or delayed 2025 Annual Meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the 2025 Annual Meeting is first made. Advance written notice of a proposed director nomination by a stockholder at the 2025 Annual Meeting must be received by the Secretary by certified mail at the principal executive offices of the Corporation no later than ninety (90) days prior to the anniversary of the previous year’s annual meeting, or, if the 2025 Annual Meeting is held more than seventy (70) days prior to the anniversary of the previous year’s annual meeting the close of business on the tenth day following the date on which notice of the 2025 Annual Meeting is first given to the stockholders. In addition to satisfying the deadlines in the advance notice provisions of the Company’s Third Amended and Restated Bylaws, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of nominees submitted under these advance notice provisions, then the stockholder must provide proper written notice that sets forth all information required under Rule 14a-19 of the Exchange Act to the Company no later than March 9, 2025 (or, if the 2025 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 30 days after the anniversary of the prior year’s annual meeting, then notice must be provided by the later of 60 days prior to the 2025 Annual Meeting of Stockholders or the 10th day following the date on which announcement of the 2025 Annual Meeting of Stockholders was first made by the Company). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under the Company’s Third Amended and Restated Bylaws as described above. If a stockholder presents a proposal at an Annual Meeting, other than through inclusion of such proposal in Universal Stainless’ proxy materials for that meeting, management proxies may use their discretionary voting authority with respect to such proposal to vote any share with respect to which a valid proxy is submitted.

OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,

John J. Arminas
Vice President, General Counsel and Secretary
Bridgeville, Pennsylvania

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

2024 Annual Meeting of Stockholders

May 8, 2024,
9:00 A.M., local time
This Proxy is Solicited on Behalf
of The Board of Directors
Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

	▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲
PROXY								Please mark your votes like this
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING:

1.	Election of the following nominees as directors:	FOR all Nominees listed below	WITHHOLD AUTHORITY to vote (except as indicated to the contrary for all nominees listed below)
		☐		☐			FOR	AGAINST	ABSTAIN
	NOMINEES: (01) Christopher L. Ayers (02) Judith L. Bacchus (03) M. David Kornblatt	(04) Dennis M. Oates (05) Udi Toledano (06) Christopher M. Zimmer			3.	Ratification of the appointment of EisnerAmper LLP as the Company’s independent registered pubic accounting firm for 2024.	☐	☐	☐

	(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
		FOR	AGAINST	ABSTAIN
2.	Approval on an advisory, non-binding basis of the compensation for the Company’s named executive officers.	☐	☐	☐	4.	OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.
						THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.

						CONTROL NUMBER

Signature	Signature	Date	, 2024.

Note: Please print and sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 8, 2024

The undersigned hereby appoints Christopher M. Zimmer and John J. Arminas, and each of them, with full power of substitution and resubstitution, proxies to vote all shares of common stock, $.001 par value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Company”), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, on May 8, 2024 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY COMPLETED, EXECUTED, DATED AND RETURNED, WILL BE VOTED AS INDICATED. IF NO INDICATION IS MADE ON A PROXY THAT IS PROPERLY COMPLETED, SIGNED, DATED AND RETURNED, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTER HEREIN.

(Continued, and to be marked, dated and signed, on the other side)